Exhibit 10.1

THIRD AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

THIS THIRD AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of May 14, 2007, by and among VALENTIS, INC., a Delaware corporation (“Parent”), VALENTIS HOLDINGS, INC., a Delaware corporation and direct wholly-owned subsidiary of Parent (“Merger Sub”), and URIGEN N.A., INC., a Delaware corporation (“Urigen”).

Reference is hereby made to that certain Agreement and Plan of Merger, dated as of October 5, 2006, as amended February 1, 2007 and March 28, 2007, by and among Parent, Merger Sub and Urigen (the “Merger Agreement”).  Capitalized terms used and not otherwise defined herein shall have the respective meaning ascribed to such terms in the Merger Agreement.

WHEREAS, Parent, Merger Sub, and Urigen wish to amend the terms of the Merger Agreement as more fully set forth under Section I of this Amendment.

NOW, THEREFORE, in consideration of the agreements, provisions and consents contained herein, and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties hereto agree as follows:

I.              Amendment to Merger Agreement

A.            Section 2.14(d) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(d)         In the event of any Liquidity Shortfall or any Net Worth Shortfall, the Merger Consideration will be adjusted by an increase in the number of shares issuable to the holders of Urigen Stock by an aggregate amount equal to the amount of the Liquidity Shortfall or Net Worth Shortfall (whichever is greater) divided by the weighted 30-day average price of Parent Stock as quoted on the Nasdaq Capital Market calculated for the 30-day period immediately prior to the first public announcement of the transactions contemplated by this Agreement (the “Shortfall Shares”) and such Shortfall Shares shall be issued pro rata to the Urigen Stockholders (the “Closing Adjustment”).  No fractional Shortfall Shares shall be issued and any fractional Shortfall Share amount to which the holders of Urigen Stock would be entitled to as a result of such Closing Adjustment shall instead be paid in cash (without interest) in a manner consistent with Section 2.9 of this Agreement.”

B.            Section 14.1(d)(i) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(i)          if the Effective Time of the Merger has not occurred on or prior to June 30, 2007 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any material obligation of this Agreement or other material breach of this Agreement has been the cause of, or resulted in, the failure of the Effective Time of the Merger to have occurred on or prior to the aforesaid date;”

II.            Miscellaneous Provisions

A.            Remaining Terms Unaffected.  Except for the amendments to the Merger Agreement set forth herein, all other provisions of the Merger Agreement shall remain in full force and effect and are incorporated herein as if fully set forth herein.

B.            Governing Law.  This Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof, except to the extent that Section 2709 of the Delaware Code would require or permit application of the laws of the State of Delaware.

C.            Counterparts and Facsimile Signature.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Amendment may be executed by facsimile signature.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

VALENTIS, INC.

By:	/s/ Benjamin F. McGraw, III
Benjamin F. McGraw, III Chief Executive Officer and President

VALENTIS HOLDINGS, INC.

By:	/s/ Benjamin F. McGraw, III
Benjamin F. McGraw, III Chief Executive Officer and President

URIGEN N.A., INC.

By:	/s/ Martin E. Shmagin
Martin E. Shmagin Chief Financial Officer